Exhibit 10.2

August 08, 2023

Dear Chris Clark,

We are pleased to offer you an update relating to your compensation with respect to your recent promotion to Chief Technology and Operations Officer at Black Rifle Coffee Company as of approval of this letter by the Compensation Committee of our Board of Directors, expected on our about the date hereof. You will report directly to the President, Chris Mondzelewski.

Cash Compensation

Your new position is classified as an exempt (salary) position. Your new annual salary will be $400,000.

Annual Incentive Plan (AIP)

You are eligible to participate in the company’s discretionary bonus program based on company and individual performance. Your bonus target will be 75% of your base pay.

Long Term Incentive Plan (LTIP)

You will be eligible to participate in BRC's Long-Term Incentive Plan in 2023 and are expected to participate annually thereafter. The LTIP for 2023 (gross) will comprise the following: a 2023 annual LTI grant totaling $900,000 (75% in at-the-money stock options, and 25% in RSUs), each measured at grant-date fair value, on a three-year vesting schedule, vesting in equal thirds on the anniversary of the grant date. This grant is expected to be issued at a future date, and will be issued net of the prior grant you received in 2023 (on a grant-date fair value methodology).

Once again, congratulations on your new position!

Sincerely,

/s/ Chris Mondzelewski

Chris Mondzelewski
President
Black Rifle Coffee Company